EXHIBIT 5.1

(214) 953-0053

www.hallettperrin.com

January 6, 2022

MMEX Resources Corporation

3616 Far West Blvd., #117-321

Austin, Texas 78731

Ladies and Gentlemen:

We have acted as counsel to MMEX Resources Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale from time to time, as set forth in the Registration Statement and the form of prospectus contained therein (the “Prospectus”) by the selling stockholders named in the Prospectus of 33,325,000 shares (the “Underlying Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issuable upon conversion of the Company’s outstanding Series B Convertible Preferred Stock and upon exercise of the Company’s outstanding Series B Warrants, Series C Warrants and/or Placement Agent Warrants.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Commission as conformed and certified or reproduced copies. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Underlying Shares have been duly authorized and, when issued and delivered against payment therefor upon the due conversion of shares of Series B Convertible Preferred Stock or upon the due exercise of the Series B Warrants, Series C Warrants and/or Placement Agent Warrants in accordance with their respective terms, will be validly issued, fully paid and nonassessable.

January 6, 2022

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. This letter is limited to matters governed by Chapter 78 of the Nevada Revised Statutes and by the laws of the State of Texas.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hallett & Perrin, P.C.